EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 2, 2004, accompanying the financial statements of ZIM Corporation as of March 31, 2004 and May 31, 2003 and for the ten-month fiscal period ended March 31, 2004 and the year ended May 31, 2003 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."



/s/ Raymond Chabot Grant Thornton LLP
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Raymond Chabot Grant Thornton LLP




Ottawa, Canada
October 7, 2004